John H. Coxwell, Sr. Appointed Executive Officer of

Cornerstone Community Bank

Cornerstone Community Bank of Chattanooga, TN announced the appointment of John H. Coxwell, Sr. as Executive Officer, effective June 1, 2012. Coxwell brings a 30-plus-year career as a Certified Public Accountant (CPA) and financial institution specialist to his new position. His extensive CPA experience includes managerial positions with Deloitte & Touche and, most recently, 13 years as Managing Partner of Hazlett, Lewis & Bieter, PLLC. In his new role with Cornerstone, he will be responsible for working in conjunction with President Frank Hughes to oversee and manage all bank operations.

“We are extremely pleased to welcome John aboard,” said Hughes. “He brings a wealth of expertise and in-depth knowledge that will make him an outstanding addition to the management team and a tremendous asset to Cornerstone.”

Originally from Waynesboro, MS, Coxwell moved to Chattanooga from Mobile, AL in 1988, through a transfer with Deloitte & Touche. He has been very active with civic involvement in the local community, including Board positions with the Chattanooga Symphony & Opera and READ Chattanooga (now Re:Start – The Center for Adult Education), where he also served as Board President. In addition, he is a former member of the Kiwanis Club of Chattanooga and Chattanooga Downtown Rotary Club. He and his wife of 42 years have three children and five grandchildren, and reside in the Hixson area. In his limited but precious spare time, he enjoys all outdoor activities, including hunting, fishing and gardening.

Locally owned and locally operated, Cornerstone Community Bank has five full-service branch locations throughout the Chattanooga MSA and specializes in providing a comprehensive range of customized financial solutions for businesses and individuals.

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Media Contact

Charlotte Lindeman

VP Marketing

Cornerstone Community Bank

clindeman@cscbank.com

423-385-3097